Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of May 4, 2018 (the “Effective Date”), between Roberto Cuca (“Employee”) and OraSure Technologies, Inc., a Delaware corporation (the “Company”).

WHEREAS, the parties wish to set forth the terms of their relationship and to enter into this Agreement and a confidentiality agreement of even date herewith (the “Confidentiality Agreement”).

NOW, THEREFORE, intending to be legally bound, the parties have set forth below the terms and conditions of Employee’s relationship with the Company.

1.Services.

1.1Employment.  Subject to the terms hereof, the Company agrees to employ Employee as Chief Financial Officer of the Company, and Employee hereby accepts such employment in accordance with the terms and conditions of this Agreement. Employee shall begin his employment with the Company on May 6, 2018, or such earlier date as may be agreed to by the parties (“Employment Date”), as Senior Advisor to the Company, and his appointment as Chief Financial Officer shall be effective as of June 8, 2018.

1.2Duties.  Upon the effective date of his appointment as the Company’s Chief Financial Officer, Employee shall have such powers and duties (a) appropriate to such office, (b) as otherwise set forth in Exhibit A attached to this Agreement, and (c) as otherwise determined by the Company’s Board of Directors (the “Board of Directors”) from time to time.  Employee’s primary place of work shall be the Company’s headquarters, at its present location in Bethlehem, Pennsylvania. Subject to the provisions of Section 6 hereof, Employee’s position and duties may be changed and Employee’s primary place of work may be relocated from time to time during the Term (as defined below) of this Agreement.

1.3Outside Activities.  Employee shall obtain the consent of the Board of Directors before he engages, either directly or indirectly, in any other professional or business activities that may require an appreciable portion of Employee’s time.

1.4Direction of Services.  Employee shall at all times report directly to, and discharge his duties in consultation with and under the supervision and direction of, the Chief Executive Officer of the Company.

2.Term.  The initial term of this Agreement shall begin as of the Employment Date and end on the third anniversary of the Employment Date, unless Employee’s employment is sooner terminated in accordance with Section 6 below (the “Initial Term”).  Thereafter, this Agreement shall automatically renew and Employee’s employment shall continue for successive one-year terms (each, a “Renewal Term” and together with the Initial Term, the “Term”) unless the Company gives Employee written notice of the Company’s intent not to renew this Agreement at least 90 days before the expiration of the Initial Term or any Renewal Term, or Employee’s employment under this Agreement is terminated in accordance with Section 6 below.

3.Compensation and Expenses.

3.1Salary.  As compensation for services under this Agreement, the Company shall pay to Employee a regular salary of $415,000 per annum.  Such salary will be subject to review by the Board of Directors on an annual basis and may be increased from time to time in the discretion of the Board of Directors.  Any reduction shall be subject to the provisions of Good Reason (as defined below) and Section 6 below.  Payment shall be made in accordance with the Company’s normal payroll practices as in effect from time to time, less all amounts required by law or authorized by Employee to be withheld or deducted.  For all purposes under this Agreement, the term “salary” shall mean the regular annual compensation of Employee payable under this Section 3.1, as increased.

3.2Bonus.  The Company shall establish an incentive plan each year for the payment of cash bonuses to senior executive officers (each, a “Bonus Plan”), on such terms as may be approved by the Board of Directors or its compensation committee  (the “Compensation Committee”) in its sole discretion.  In addition to the salary described in Section 3.1 above, Employee shall be entitled to participate in each Bonus Plan, subject to its terms; provided that (a) Employee shall have a target bonus amount as determined by the Board of Directors or Compensation Committee under each Bonus Plan which is at least equal to 50% of Employee’s salary and (b) cash bonuses payable to Employee under each Bonus Plan shall be determined in the same manner as the cash bonuses paid to other senior executive officers of the Company under the applicable Bonus Plan with respect to the same time period.

3.3Long-Term Incentive Awards.  Employee shall be entitled to participate in the Long-Term Incentive Policy or comparable long-term incentive equity policy or plan (the “LTIP”) that may from time to time be adopted by the Board of Directors or the Compensation Committee, in its sole discretion; provided that (a) Employee shall be entitled to awards valued under each LTIP ranging from at least 105% to 175% of his salary (with target set at least at 140% of salary), as determined by the Board of Directors and (b) equity awards or other benefits provided to Employee under each such LTIP shall be determined in the same manner as the awards or other benefits provided under such policies or plans to other senior executive officers of the Company with respect to the same time period.  All equity awards granted to Employee on or after the Effective Date, including the award provided for in Section 4, shall, to the extent then unvested, immediately vest (i) in the event of a Change of Control (as defined herein) or (ii) in the event Employee’s employment is terminated for Good Reason (as defined herein) pursuant to Section 6.4 or without Cause (as defined herein) pursuant to Section 6.5 during a Change of Control Period (as defined herein), and 50% of such awards shall, to the extent then unvested, immediately vest ) in the event Employee’s employment is terminated for death or Disability pursuant to Section 6.1, Good Reason pursuant to Section 6.4 or without Cause pursuant to Section 6.5 during any period other than a Change of Control Period.

3.4Additional Employee Benefits.  Employee shall be entitled to receive or participate in any additional benefits, including without limitation medical and dental insurance programs, qualified and non-qualified profit sharing or pension plans, disability plans, medical reimbursement plans, and life insurance programs, which may from time to time be made available by the Company to other senior executive officers.  The Company may change or discontinue such benefits at any time in its sole discretion; provided that additional benefits provided to Employee shall be determined in the same manner as the benefits provided to other senior executive officers of the Company under such plans with respect to the same time period.

3.5Expenses.  The Company shall reimburse Employee for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement, subject to compliance with the Company’s reasonable policies relating to expense reimbursement. Expenses subject to reimbursement under this Section 3.5 shall include, but not be limited to, the cost of business-related travel, lodging and meals and the fees and expenses incurred by Employee to maintain his membership in professional associations and obtain continuing professional education reasonably required in connection with Employee’s performance of his duties under this Agreement. All reimbursements under this Section 3.5 will be made as soon as practicable after submission of any required documentation, in compliance with the Company’s reasonable policies relating to expense reimbursement.

3.6Fees.  From and after the Employment Date, all compensation earned by Employee, other than pursuant to this Agreement, as a result of services performed on behalf of the Company or as a result of or arising out of any work done by Employee in any way related to the scientific or business activities of the Company shall belong to the Company.  Employee shall pay or deliver such compensation to the Company promptly upon receipt.  For the purposes of this provision, “compensation” shall include, but is not limited to, all professional and nonprofessional fees, lecture fees, expert testimony fees, publishing fees, royalties, and any related income, earnings, or other things of value; and “scientific or business activities of the Company” shall include, but not be limited to, any project or projects in which the Company is involved and any subject matter that is directly or indirectly researched, tested, developed, promoted, or marketed by the Company.

4.Onboarding Equity Award.  On or as soon as practicable after the Employment Date, Employee shall be granted  an equity award under the Company’s Stock Award Plan having an aggregate value of $435,750 and consisting of (i) 50% time-vested restricted stock and (ii) 50% performance-vested restricted units.  The foregoing award shall contain terms substantially similar to the annual equity awards provided to executives under the LTIP in February 2018 for performance during 2017.

5.Confidentiality Agreement.  Employee’s compliance with the terms of the Confidentiality Agreement is a material requirement of this Agreement and any breach of the Confidentiality Agreement that is materially detrimental to the Company and that, if capable of being cured, is not cured within 30 days of written notice thereof from the Company to Employee, shall constitute a material breach of this Agreement. Notwithstanding the foregoing, (i) nothing in this Agreement or the Confidentiality Agreement shall prohibit the Employee from reporting possible violations of federal law or regulation to any governmental agency or entity or self-regulatory organization or making disclosures that are protected under the whistleblower provisions of federal law or regulation; and (ii) in accordance with the Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:  (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.Termination.

6.1Termination Upon Death or Disability.  Employee’s employment under this Agreement shall terminate immediately upon Employee’s death or Disability. The term “Disability” means Employee is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

6.2Termination by Employee.  Employee may terminate his employment under this Agreement by 90 days’ written notice to the Company.

6.3Termination by the Company for Cause.  Employee’s employment under this Agreement may be terminated by the Company at any time for Cause.  Only the following actions, failures, or events by or affecting Employee shall constitute “Cause” for termination of Employee by the Company:  (i) willful and continued failure by Employee to substantially perform his duties provided herein after a written demand for substantial performance is delivered to Employee by the Chief Executive Officer or the Board of Directors, which demand identifies with reasonable specificity the manner in which Employee has not substantially performed his duties, and Employee’s failure to comply with such demand within a reasonable time, which shall not be less than 30 days after Employee’s receipt of such demand; (ii) the engaging by Employee in gross misconduct or gross negligence materially injurious to the Company, which if capable of being cured, is not cured within 30 days of written notice thereof from the Chief Executive Officer or the Board of Directors to Employee; (iii) the commission of any act in direct competition with or materially detrimental to the best interests of the Company, which if capable of being cured, is not cured within 30 days of written notice thereof from the Chief Executive Officer or the Board of Directors to Employee; or (iv) Employee’s conviction of having committed a felony.  Notwithstanding the foregoing, Employee shall not be deemed to have been terminated by the Company for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors finding that, in the good faith opinion of the Board of Directors, the Company has Cause for the termination of the employment of Employee as set forth in any of clauses (i) through (iv) above and specifying the particulars thereof in reasonable detail.

6.4Termination by Employee With Good Reason.  Employee may terminate his employment under this Agreement for Good Reason; provided that (i) Employee gives written notice to the Board of Directors within sixty (60) days of the event constituting Good Reason; (ii) the Company has not cured the event giving rise to such notice within 30 days of receipt of Employee’s notice; and (iii) Employee resigns his employment within 30 days following the expiration of such cure period. The term “Good Reason” shall mean any of the following actions that are taken without Employee’s prior written consent: (a) a material breach of this

Agreement by the Company (or its successor); (b) a material diminution in Employee’s base compensation or authority, duties or responsibilities; (c) a material change in Employee’s reporting obligation from the Chief Executive Officer to another employee of the Company; or (d) a relocation of Employee’s principal worksite that increases Employee’s one-way commute by more than 30 miles.

6.5Termination by the Company Without Cause.

The Company may terminate Employee’s employment under this Agreement without Cause by 90 days’ written notice to Employee.  In the event the Company fails to renew this Agreement pursuant to Section 2, such failure shall be deemed to be a termination of Employee’s employment by the Company without Cause.

6.6Definitions.  For purposes of this Agreement, the term “Change of Control Period” shall mean the period which begins 60 days prior to the occurrence of a Change of Control and ends 18 months thereafter. For purposes of this Agreement, the term “Change of Control” shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”); provided, however, that a change of control shall only be deemed to have occurred at such time as (i) any person, or more than one person acting as a group within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations issued thereunder, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; (ii) any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock; (iii) a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election; or (iv) a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions.

6.7Compensation Upon Termination.

6.7.1Termination Upon Death or Disability, by Employee (Other Than for Good Reason) or for Cause.  In the event of a termination of Employee’s employment for any reason, Employee or his estate, as applicable shall be paid all salary pursuant to Section 3.1 through the date of termination on the next regularly scheduled payroll date following the termination date (the “Accrued Salary”).  In the event of Employee’s termination for any reason, Employee or his estate as applicable, shall receive any bonus that has been approved by the Board of Directors or Compensation Committee prior to the date of termination but not yet paid (the “Accrued Bonus”), payable at the time that cash bonuses are or would otherwise be payable to other officers of the Company in respect of such year.  In the event of Employee’s termination at any time under Sections 6.1 or 6.5 (or in the event of a termination in any calendar year pursuant to Sections 6.2 or 6.4 where such termination occurs after June 30 of such year), Employee or his estate, as applicable, shall receive a prorated portion of any cash bonus, at Employee’s target bonus percentage of base salary (subject to adjustment for bonus pool funding as determined by the Board of Directors), for the calendar year in which termination occurs (calculated based on the number of days in the calendar year that have passed prior to Employee’s termination), payable at the time that cash bonuses are or would otherwise be payable to other officers of the Company in respect of such year (the “Accrued Prorated Bonus”).  The Accrued Salary, Accrued Bonus and Accrued Prorated Bonus (if any) are herein referred to collectively as the “Accrued Obligations.”

All salary and benefits shall cease on the date of termination under Sections 6.1, 6.2 or 6.3, subject to the terms of any benefit plans then in force and applicable to Employee, and the Company shall have no further liability or obligation hereunder by reason of such termination.

6.7.2Termination Without Cause or Upon Good Reason.  In the event of a termination of Employee’s employment with the Company pursuant to Sections 6.4 or 6.5, Employee:

(i)shall receive the Accrued Obligations;

(ii)shall (A) if such termination is for Good Reason pursuant to Section 6.4 or without Cause pursuant to Section 6.5 and does not occur during a Change of Control Period, be paid a lump sum equivalent to 18 months of Employee’s annual salary, or (B) if such termination is for Good Reason pursuant to Section 6.4 or without Cause pursuant to Section 6.5 and occurs during a Change of Control Period, be paid a lump sum equivalent to 36 months of the Employee’s annual salary;

(iii)shall receive, as a component of severance, a cash bonus for the calendar year in which termination occurs equal to Employee’s target bonus for such year established pursuant to Section 3.2;

(iv)if Employee validly elects to receive continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and if such termination is for Good Reason pursuant to Section 6.4 or without Cause pursuant to Section 6.5 and does not occur during a Change of Control Period, the Company shall reimburse Employee for the applicable premium otherwise payable for COBRA continuation coverage for such coverage for a period of 18 months after the date of termination, but only with respect to the portion of such premium that exceeds the monthly amount charged to active employees of the Company for the same coverage.  If such termination is for Good Reason pursuant to Section 6.4 or without Cause pursuant to Section 6.5 and occurs during a Change of Control Period, the Company shall reimburse Employee for the applicable premium otherwise payable for COBRA continuation coverage for such coverage for a period for the shorter of either (x) 36 months after the date of termination; or (y) the date Employee is no longer eligible for COBRA, but only with respect to the portion of such premium that exceeds the monthly amount charged to active employees of the Company for the same coverage; and

(v) shall receive accelerated vesting as described in Section 3.3 herein;

The amounts payable under clauses (ii), (iii) and (iv) are collectively referred to as “severance.” Subject to Section 6.8, all severance payments will be made (or commence) under this Section 6.7.2 on the 90th day after termination of employment hereunder.  As a condition to receipt of severance under this Section 6.7.2, within 45 days following termination of Employee’s employment, Employee shall sign, deliver and not revoke a release agreement, in the form and substance set forth in Exhibit B hereto, releasing all claims related to Employee’s employment, other than those that cannot be released as a matter of law. The severance shall be in lieu of and not in addition to any other severance arrangement maintained by the Company, and shall be offset by any monies Employee may owe to the Company. The Company’s obligation to pay the amounts stated in clauses (ii), (iii) and (iv) of this Section 6.7.2 shall terminate if, during the period commencing on termination of employment and continuing until all severance payments have been made by the Company, Employee fails to comply with Sections 9 or 13 of this Agreement or with the Confidentiality Agreement.

6.7.3Parachute Payment.  In the event that (i) Employee becomes entitled to any payments or benefits hereunder or otherwise from the Company or any of its affiliates which constitute a “parachute payment” as defined in Code Section 280G (the “Total Payments”) and (ii) Employee is subject to an excise tax imposed under Code Section 4999 (the “Excise Tax”), then, if it would be economically advantageous for Employee, the Total Payments shall be reduced by an amount (including zero) that results in the receipt by Employee on an after tax basis (including the applicable federal, state and local income taxes, and the Excise Tax) of the greatest Total Payments, notwithstanding that some or all of the portion of the Total Payments may be subject to the Excise Tax.  If a reduction in Total Payments is required pursuant to the preceding sentence, the reduction will occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Employee.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).  Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Total Payments being subject to taxes pursuant to Code Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), will be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A will be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A. All calculations hereunder shall be performed by a nationally recognized independent accounting firm selected by the Company, with the full cost of such firm being borne by the Company.  Any determinations made by such firm shall be final and binding on Employee and the Company.

6.8Section 409A.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) (to the extent applicable) and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company.  Notwithstanding any other provision of this Agreement to the contrary, if Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, as amended (the “Code”) at the time of Employee’s termination of employment and any payment under this Section 6 would otherwise subject Employee to any tax, interest or penalty imposed under Code Section 409A (or any regulation promulgated thereunder) if the payment or benefit would commence as set forth in this Section 6, then the payment due under this Section 6 shall not be made (or commence) until the first day which is at least six months after the date of the Employee’s termination of employment. All payments, which would have otherwise been required to be made to Employee over such six month period, shall be paid to Employee in one lump sum payment as soon as administratively feasible after the first day which is at least six months after the date of Employee’s termination of employment with the Company.  For purposes of the application of Code Section 409A, each payment in a series of payments will be deemed a separate payment.  Notwithstanding anything herein to the contrary, except to the extent any expense, reimbursement or in-kind benefit provided to the Employee does not constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee in any other calendar year, (ii) the reimbursements for expenses for which the Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

7.Indemnification.  The Company agrees that if Employee is made a party (or is threatened to be made a party to) any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of his service (including past service) as an officer, director, employee, agent, or the like of the Company, or is or was serving at the request of the Company as an officer, director, employee, agent, or the like of another entity, including, without limitation, as a fiduciary of an employee benefit plan sponsored or established by the Company (any such service for a subsidiary, affiliate, joint venture or other entity in which the Company has an ownership or other financial interest, or as a fiduciary of any employee benefit plan sponsored by the Company or any such other entity, shall be presumed to be at the request of the Company), whether or not the basis of such Proceeding is an act or omission alleged to have occurred while Employee was acting in an official capacity as a director, officer, employee, agent, or the like, then Employee shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law (including for all reasonable attorneys’ fees and costs incurred by Employee), and such indemnification shall continue even if Employee has ceased to be a director, officer, employee, agent, or the like of the Company for any reason.

8.Insurance.  During the Term and for a period of six years thereafter (regardless of the reason for the termination of Employee’s employment), the Company shall maintain suitable directors and officers insurance coverage for Employee in his respective roles and shall name Employee as an additional insured under such insurance policies, which policies shall be no less favorable to Employee than such insurance policies that cover the Company’s directors during such time period.

9.Non-Competition.  In consideration of the severance payable hereunder, during the Term and for a period of one (1) year thereafter, Employee agrees that, unless he obtains written agreement from the Company or the Board of Directors, he will not:

a.recruit, solicit, or hire any executive or employee of the Company;

b.induce or solicit any current or prospective customer, client, or supplier of the Company to cease being a customer, client or supplier or divert Company business away from any customer, client, or supplier of the Company; or

c.own, manage, control, work for, or provide services to any entity which competes with the Company in the market for rapid point-of-care, oral fluid diagnostic testing in the United States (the “Protected Business”);

provided, however, that this Section 9: (i) shall not prevent Employee from accepting a position with and working for any other entity which competes with the Company in the Protected Business, if such business is diversified, Employee is employed in a department, division or other unit of the business that is not engaged in the Protected Business and Employee does not, directly or indirectly, provide any assistance, services, advice, consultation or information with respect to rapid point-of-care, oral fluid diagnostic testing to the department, division or unit of the business engaged in the Protected Business; and (ii) shall not prevent Employee from purchasing or owning less than five percent (5%) of the stock or other securities of any entity, provided that such stock or other securities are traded on any national or regional securities exchange or are actively traded in the over-the-counter market and registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.  The parties acknowledge that the non-competition agreement set forth in this Section 9 is intended to replace and supersede the non-competition provision set forth on page 1 of the Confidentiality Agreement executed contemporaneously herewith.

10.Remedies.  The respective rights and duties of the Company and Employee under this Agreement are in addition to, and not in lieu of, those rights and duties afforded to and imposed upon them by law or at equity.

11.Severability of Provisions.  The provisions of this Agreement are severable, and if any provision hereof is held invalid or unenforceable, it shall be enforced to the maximum extent permissible, and the remaining provisions of the Agreement shall continue in full force and effect.

12.Non-Waiver.  Failure by either party at any time to require performance of any provision of this Agreement shall not limit the right of the party failing to require performance to enforce the provision.  No provision of this Agreement may be waived by either party except by a writing signed by that party.  A waiver of any breach of a provision of this Agreement shall be construed narrowly and shall not be deemed to be a waiver of any succeeding breach of that provision or a waiver of that provision itself or of any other provision.

13.Non-Disparagement.  Both during and after his employment, Employee agrees not to disparage the Company or any of its stockholders, directors, officers, or employees, and the Company agrees not to disparage, and to cause its directors, officers and employees not to disparage, Employee. Employee and the Company agree not to make any statement or engage in any conduct that might affect adversely the business or professional reputation of the other party or, in the case of the Company, any of its stockholders, directors, officers or employees and the Company. Any breach of this Section 13 by a director, officer or employee of the Company shall be deemed to be a breach by the Company.

14.Other Agreements. Employee represents, warrants and, where applicable, covenants to the Company that:

(a)There are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful Employee’s execution of this Agreement or Employee’s employment hereunder, or which is or would be inconsistent or in conflict with this Agreement or Employee’s employment hereunder, or would prevent, limit or impair in any way the performance by Employee of his obligations hereunder;

(b)Employee’s execution of this Agreement and Employee’s employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Employee is a party or by which Employee is bound; and

(c)Employee is free to execute this Agreement and to be employed by the Company as an employee pursuant to the provisions set forth herein.

15.Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Employee nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all the business or assets of the Company by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise and Employee may transfer this Agreement by will or the laws of descent and distribution. The Company will require any successor (whether direct or indirect, by merger, consolidation, transfer of assets, or otherwise) acquiring all or substantially all of the business and/or assets of the Company (whether such assets are held directly or indirectly) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

16.Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Employee’s continuing or further participation in any benefit, bonus, incentive, stock-based or other plan or program provided by the Company and for which Employee may qualify. Except as otherwise provided herein, amounts and benefits which are vested benefits or which Employee is otherwise entitled to receive at or subsequent to the date of termination shall be payable in accordance with such plan or program.

17.Entire Agreement; Amendments.  This Agreement and the Confidentiality Agreement contain the entire agreement and understanding of the parties hereto relating to the subject matter hereof and thereof, and supersede all prior and contemporaneous discussions, agreements and understandings of every nature relating to the employment of Employee by the Company. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

18.Consent to Suit.  Any legal proceeding arising out of or relating to this Agreement shall be instituted in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the county in Pennsylvania in which the Company maintains its principal place of business, and Employee and the Company hereby consent to the personal and exclusive jurisdiction of such court and hereby waive any objection that Employee or the Company may have to personal jurisdiction, venue, and any claim or defense of inconvenient forum.

19.Cooperation.  Employee further agrees that during and after his employment with the Company, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including, without limitation, litigation, investigations, or governmental proceedings) in which the Employee was in any way involved during his employment with the Company.  Employee shall render such cooperation in a timely manner on reasonable notice from the Company, so long as the Company, following Employee’s termination of employment, exercises commercially reasonable efforts to schedule and limit its need for Employee’s cooperation under this paragraph so as not to interfere with Employee’s other personal and professional commitments

20.Counterparts and Facsimiles.  This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

21.Governing Law.  This Agreement shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.

The parties have executed this Employment Agreement as of the date stated above.

ORASURE TECHNOLOGIES, INC.

/s/ Roberto Cuca	By:	/s/ Stephen S. Tang
Roberto Cuca
	Title:	President and Chief Executive Officer

EXHIBIT A

Specific Duties of Employee as Chief Financial Officer

Employee, as the Chief Financial Officer of the Company or the surviving entity in the event of a Change of Control, shall have duties commonly performed by a chief financial officer of a company with capital stock that is publicly traded on a national stock exchange, including, without limitation, being the individual primarily responsible for (i) overseeing the financial growth, structure and direction of the Company or such surviving entity; (ii) establishing and maintaining relationships between the Company or such surviving entity and investment bankers, research analysts, institutional investors and commercial banks; (iii) interfacing between the Company or such surviving entity and the Audit Committee of the Board of Directors of the Company or such entity; and (iv) assisting the Chief Executive Officer of the Company or such surviving entity in developing strategic business plans and in planning and evaluating mergers, acquisitions and other strategic matters.

EXHIBIT B

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Agreement”) is entered into on this __ day of ___________, 20__, by and between Roberto Cuca (“Executive”) and OraSure Technologies, Inc., a Delaware corporation, together with each and every of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions and related entities, directors, officers, Executives, attorneys and agents, whether present or former (collectively the “Company”);

WHEREAS, Executive is entitled to receive severance under an Employment Agreement (“Employment Agreement”), dated May _, 2018 between Employee and the Company;

WHEREAS, Executive agrees to execute this Release Agreement as additional consideration for such severance; and

WHEREAS, capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Employment Agreement.

NOW, THEREFORE, the parties agree as follows, in consideration of the mutual covenants and obligations contained herein, and intending to be legally held bound:

1.

Consideration.  In consideration for Executive’s receipt of severance as provided in the foregoing Employment Agreement, Executive is willing to enter into this Agreement and provide the release set forth herein.

2.

Executive’s Release.  Executive, on behalf of Executive, Executive’s heirs, executors, successors, assigns and representatives, hereby unconditionally and irrevocably releases, settles and forever discharges the Company, together with each and every one of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions and related entities, and all of their directors, officers, executives, attorneys and agents, whether present or former, and benefit plans (and the administrators, fiduciaries and agents of such plans) (collectively the “Releasees”), from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, suspected or unsuspected (hereinafter “Claims”), which the Executive ever had or now has arising out of or relating to any matter, thing or event occurring up to and including the date of this Agreement.  Except as otherwise expressly provided in this Agreement, the Claims released by Executive specifically include, but are not limited to:

(a)any and all claims for wages and benefits including, without limitation, salary, stock, options, commissions, royalties, license fees, health and welfare benefits, separation pay, vacation pay, incentives, and bonuses (collectively “wage related claims”) other than wage related claims that cannot be released as a matter of law;

(b)any and all claims for wrongful discharge, breach of contract (whether express or implied), or for breach of the implied covenant of good faith and fair dealing;

(c)any and all claims for alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap and any and all other claims in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims under the following statutes: Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, or any comparable statute of any other state, country, or locality except as required by law, but excluding claims for vested benefits under the Company’s pension plans;

(d)any and all claims under any federal, state or local statute or law;

(e)any and all claims in tort (including but not limited to any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence);

(f)any and all claims for attorneys’ fees and costs; and

(g)any and all other claims for damages of any kind.

It is the intention of Executive and the Company that the language relating to the description of released claims in this Section shall be accorded the broadest possible interpretation.  Notwithstanding the foregoing, nothing contained in this paragraph shall apply to, or shall release the Company from, (i) any obligation of the Company under this Agreement, or the Employment Agreement; (ii) any accrued or vested benefit of Executive pursuant to any employee benefit plan of the Company, including any benefit not yet due and payable; (iii) any obligation of the Company under existing stock options, restricted stock or other stock awards; or (iv) any right to indemnification under the Agreement, the By-Laws or Certificate of Incorporation of the Company or any subsidiary or any insurance policy maintained by the Company or any subsidiary or other entity.

3.

Acknowledgment.  Executive understands that his release extends to all of the aforementioned Claims which arose on or before the date of this Agreement, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Agreement.  Executive further understands and acknowledges the significance and consequence of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action hereinabove specified.

4.

Remedies.  All remedies at law or in equity shall be available to the Company for the enforcement of this Agreement.  This Agreement may be pleaded as a full bar to the enforcement of any claim that Executive may assert against the Company in violation of this Agreement.

5.Promise not to Sue.

(a)Executive agrees and covenants not to file, initiate, or join any lawsuit (individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any claim(s) barred or released by this Agreement.  If Executive does so, and the action is found to be barred in whole or in part by this Agreement, Executive agrees to pay the attorneys’ fees and costs, or the proportions thereof, incurred by the applicable Releasee in defending against those claims that are found to be barred by this Agreement.  While this Agreement will serve to release any ADEA claims, the attorneys’ fees/cost shifting provision set forth in this paragraph will not apply to any claims challenging the validity of the release contained in this Agreement under the ADEA.

(b)Notwithstanding any of the foregoing to the contrary, nothing in this Agreement or otherwise shall prohibit Executive from (a) reporting possible violations of federal law or regulation to any governmental agency or entity or self-regulatory organization (including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress and any agency Inspector General), or making other disclosures that are protected under the whistleblower provisions of federal law or regulations (it being understood that Executive does not need the prior authorization of the Company to make any such reports or disclosures or to notify the Company that Executive has made such reports or disclosures), or (b) providing truthful testimony or statements to the extent, but only to the extent, required by applicable law, rule, regulation, legal process or by any court, arbitrator, mediator or administrative, regulatory, judicial or legislative body (including any committee thereof) with apparent jurisdiction (provided, however, that in such event, except as set forth in the foregoing clause (a) above, Executive will give the Company prompt written notice thereof prior to such disclosure so that the Company may seek appropriate protection for such information). However, Executive acknowledges and agrees that Executive shall not seek or accept and waives any rights to any relief obtained on Executive’s behalf in any proceeding by any government agency (including the Equal Employment Opportunity Commission), private party, class, or otherwise with respect to any claims covered by the release in Section 2 of this Agreement.

6.No Admissions.  Neither the execution of this Agreement by the Company, nor the terms hereof, constitute or should be construed to constitute any admission or evidence of any wrongdoing, liability or violation of any federal, state or local law or the common law on the part of the Company.

7.Confidentiality.  To the extent not otherwise made public by the Company or permitted by this Agreement, Executive shall not disclose or publicize the terms or fact of this Agreement or any circumstances related to the termination of Executive’s employment, directly or indirectly, to any person or entity, except to Executive’s attorney, spouse, and to others as required by law.  Executive is specifically prohibited from disclosing the facts or terms of this Agreement to any former or present executive of the Company except as required by law.

8.Non-Disparagement.  Executive agrees not to disparage the Company or any of its stockholders, directors, officers, or employees, and the Company agrees not to disparage, and to cause its directors, officers and employees not to disparage, Executive. Executive and the

Company agree not to make any statement or engage in any conduct that might affect adversely the business or professional reputation of the other party or, in the case of the Company, any of its stockholders, directors, officers or employees and the Company. Any breach of this Section 8 by a director, officer or employee of the Company shall be deemed to be a breach by the Company.  Nothing in this Agreement limits, restricts or in any other way affects Executive’s right to communicate with any governmental agency or entity, or engage in whistleblower activities.

9.Entire Agreement.  This Agreement, together with the terms of the Employment Agreement, contains the entire agreement of the parties with respect to the subject matter hereof, supersedes any prior agreements or understandings with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns.  For the avoidance of doubt, Executive agrees that the obligations contained in this Agreement (including without limitation under Section 6 of this Agreement) are in addition to, and not in lieu of, any obligations Executive may have as the result of any confidentiality, non-disparagement, nondisclosure or restrictive covenant agreements with the Company or as a matter of law, including without limitation under Executive’s Confidentiality Agreement with the Company dated ______________ and the Employment Agreement.

10.

Severability.  If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, the validity or enforceability of the remaining terms or provisions shall not be affected, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

11.

Advice of Counsel; Revocation Period.  Executive is hereby advised to seek the advice of counsel.  Executive acknowledges that he is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Agreement, and that Executive is voluntarily entering into this Agreement with full knowledge of its provisions and effects.  Executive intends that this Agreement shall not be subject to any claim for duress.  Executive further acknowledges that he has been given at least [twenty-one (21)/forty-five (45)] days within which to consider this Agreement and that if Executive decides to execute this Agreement before the twenty-one day period has expired, Executive does so voluntarily and waives the opportunity to use the full review period.  Executive also acknowledges that he has seven (7) days following his execution of this Agreement to revoke acceptance of this Agreement, with the Agreement not becoming effective until the revocation period has expired.  If Executive chooses to revoke his acceptance of this Agreement, he should provide written notice to:

General Counsel

OraSure Technologies, Inc.

220 East First Street

Bethlehem, Pennsylvania 18015

12.	Amendments. Neither this Agreement nor any term hereof may be orally changed, waived, discharged, or terminated, and may be amended only by a written agreement between the parties hereto.

13.	Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law principles of any jurisdiction.
14.	Legally Binding. The terms of this Agreement contained herein are contractual, and not a mere recital.

IN WITNESS WHEREOF, the parties, acknowledging that they are acting of their own free will, have caused the execution of this Agreement as of this day and year written below.

OraSure Technologies, Inc.

By:

Name:

Title:

Dated:

Roberto Cuca

Dated: